Exhibit 99.1

Investor Contacts:
Dwight Weber
Precision Castparts Corp. (503) 417-4855

Margaret Zminda
SPS Technologies, Inc.
(215) 517-2010

Financial Media Contacts:
Jim Lucas / Peter Mladina
Abernathy MacGregor Group
(213) 630-6550

Steve Frankel
Abernathy MacGregor Group
(212) 371-5999

Precision Castparts to Acquire SPS Technologies in an Accretive Transaction Valued at $729 Million

Will Strengthen Core Aerospace Business, Create Opportunities for Cost-Saving Synergies

Portland, OR – August 18, 2003 – Precision Castparts Corp. (NYSE: PCP) has signed a definitive agreement to acquire SPS Technologies, Inc. (NYSE: ST), a supplier of fasteners and other metal products to the aerospace, automotive, and general industrial and other markets, in an accretive transaction valued at approximately $43.78 per SPS Technologies, Inc. (SPS) share as of the close of market on August 15, 2003, which represents a premium of 28% to SPS’s closing price. The total equity consideration including after-tax option payments is $575 million.

“This acquisition will strengthen Precision Castparts Corp.’s (PCC) core business as a leading supplier of complex metal products for aerospace customers and provide significant cost-saving synergies, right away and well into the future,” said Mark Donegan, PCC’s chairman and chief executive officer. “SPS, like PCC, operates manufacturing businesses that are well suited to PCC’s core competencies: enhancing efficiency and reducing costs in the manufacturing of complex metal components.

“We plan to extend our relentless drive for operational excellence and cost reductions to SPS’s operations,” said Donegan. “The combination of the two companies provides significant opportunities to enhance efficiencies, cost savings and processes. Consistent with PCC’s proven track record of attacking costs and increasing its market reach, the combined company gives us an additional avenue for continued growth.

“In addition, the acquisition will further diversify our business by enhancing exposure to new markets including automotive applications, which represented approximately one-quarter of SPS’s 2002 sales,” added Donegan.

SPS shareholders may elect to receive either cash or PCC stock as follows: $43.00 in cash per share, with the total cash consideration fixed at approximately $278 million, or at a fixed exchange ratio of 1.36 shares of PCC common stock, with a total stock consideration of approximately 8.8 million shares of PCC common stock, subject to proration to achieve an aggregate split of half cash and half stock. It is expected that SPS shareholders electing to receive PCC stock would receive shares on a tax-deferred basis. Based on the average closing price for PCC shares over the last month, the transaction implies a per share value of $43.06 per SPS share and a premium of 41% to SPS’s average closing price over the same period.

Accretive Transaction

PCC expects the acquisition to be immediately accretive on an EPS basis through reductions in duplicate corporate overhead, and it expects synergies and operational cost savings to generate additional EPS accretion in PCC’s fiscal 2005, the first full fiscal year of combined operations after closing.

PCC expects to achieve annual savings of approximately $20 to $25 million in the first 12 to 15 months following closing, with cost savings ultimately reaching $30 to $35 million annually. Not included in these estimates are additional revenue opportunities resulting from the combination of these two leaders in their respective markets.

PCC plans to fund the cash portion of the transaction and refinance most of SPS’s debt through a combination of new bank credit facilities and new senior notes. After the close of the acquisition, PCC will remain conservatively capitalized and committed to reducing debt and maintaining a strong credit profile.

“This transaction allows SPS’s shareholders to own, under favorable terms, a financially sound and operationally competitive company that is well positioned for long-term growth and for the inevitable upturn in the markets we both serve,” said John S. Thompson, SPS’s chief executive officer. “SPS has served aerospace for much of its 100-year history and is well positioned on the next generation of aircraft. The combination of PCC and SPS creates a company with the resources and commitment to ensure that all our operations will continue to serve our current and future customers well for many years to come.”

Integration Plans

PCC has a record of successfully integrating new businesses and is developing detailed integration plans to realize the benefit of expected cost reductions and synergies. After acquiring Wyman-Gordon for cash in November 1999, PCC achieved cost savings and increased the cash flow in that business well ahead of the anticipated schedule, which allowed it to rapidly reduce debt after the acquisition. Under a PCC operating team led by Donegan, PCC significantly improved Wyman-Gordon’s operating margins, despite difficult aerospace industry conditions and a deflationary pricing environment.

The complementary nature of the two companies’ aerospace products is expected to enhance integration efforts and accelerate synergies.

The SPS acquisition, which has been approved by the boards of directors of both companies, is expected to close during the fourth quarter of calendar 2003, which is PCC’s third quarter of fiscal 2004. Closing is subject to various approvals, including the approval of regulatory authorities and 80% of SPS’s shareholders. Completion of the acquisition is not subject to financing contingencies or a vote of PCC shareholders.

Goldman, Sachs & Co. served as financial advisor for PCC. Credit Suisse First Boston served as SPS’s financial advisor. Commitments for acquisition financing were provided by Bank of America.

PCC / SPS MERGER AT-A-GLANCE

(Quarters ended June 29 and 30, 2003, for PCC and SPS, respectively, $ in millions)

	PCC	SPS
Revenues	$481.7	$214.2
Operating Income	$67.9	$13.1
Operating Margin	14.1%	6.1%
Cash & Cash Equiv.	$35.0	68.6
Total Debt	$684.1	$222.6
Debt/Capital Ratio	38.1%	37.8%
Manufacturing Plants	57	35
Employees	11,400	5,700

PCC’s revenues for its fiscal year ended March 30, 2003 were $2,117.2 million. SPS’s revenues for its fiscal year ended December 31, 2002 were $830.3 million.

About the Companies

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, industrial gas turbine, fluid management, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

SPS Technologies is a leading producer of high-strength fasteners and precision components for the aerospace, automotive and industrial markets, superalloys and specialty metals in ingot and powder form, waxes, metalworking tools and magnetic products.

Webcast of Conference Call:

Mark Donegan, PCC’s chairman and chief executive officer, and Bill Larsson, PCC’s chief financial officer, will discuss today’s announcement with analysts and investors on a Webcast conference call this morning, August 18, at 10:00 A.M. Eastern Time. To listen to the live broadcast, go to: http://www.veracast.com/pcc/conference_call_081803/main_08182003.cfm, the PCC Corporate Center/Corporate Presentations section at www.precast.com, or the Investor Relations section of the SPS website at www.spstech.com. A copy of this press release and the conference call slide presentation are also available at both company’s web sites. To request these documents by phone, please call PCC’s Investor Relations at (503) 417-4850 or SPS Investor Relations at (215) 517-2001.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include those that refer to our expectations about this transaction with SPS, including those statements that refer to the expected benefits of the transaction to our shareholders, the anticipated synergy benefits, and the expected impact of this transaction on our financial results. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those we describe in the forward-looking statements. The risks, uncertainties, and assumptions include the possibility that we will be unable to fully realize the benefits we anticipate from the acquisition; the challenges of achieving anticipated synergies; the possibility that we will incur costs or difficulties related to the integration of our businesses greater than those we expect; the ability to maintain customer relationships after the merger; our ability to retain and motivate key employees of both organizations; the difficulty of keeping expense growth and integration costs at modest levels while increasing revenues; the challenges of integration and restructuring associated with the transaction; the ability to obtain necessary shareholder and regulatory approvals; the possibility that the acquisition may not close or that PCC or SPS may be required to modify some aspect of the acquisition transaction to obtain regulatory approvals; and other risks that are described from time to time in our Securities and Exchange Commission reports.

Additional Information About This Transaction

PCC and SPS will file a proxy statement/prospectus and other documents regarding this transaction with the Securities and Exchange Commission. PCC and SPS will mail the proxy statement/prospectus to the SPS security holders. These documents will contain important information about this transaction, and we urge you to read these documents when they become available.

You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website

(www.sec.gov). You may also obtain these documents free of charge from PCC at the PCC Corporate Center/Financial Documents section of www.precast.com or by contacting PCC Investor Relations at (503) 417-4850. They may also be obtained under Financial Information in the Investor Relations section of www.spstech.com or by contacting SPS Investor Relations at (215) 517-2001.

Participants in This Transaction

PCC and SPS and their respective directors and executive officers may be deemed participants in the solicitation of proxies from security holders in connection with this transaction. Information about the directors and executive officers of PCC and SPS and information about other persons who may be deemed participants in this transaction will be included in the proxy statement/prospectus. You can find information about PCC’s executive officers and directors in PCC’s proxy statement (DEF14A) filed with the SEC on July 7, 2003. You can find information about SPS’s officers and directors in their proxy statement (DEF14A) filed with the SEC on March 31, 2003. You can obtain free copies of these documents from the SEC, PCC, or SPS using the contact information above.